EXHIBIT 10.6(d)
Amended and Restated Flushing Savings Bank, FSB Outside Director Deferred Compensation Plan.


                           FLUSHING SAVINGS BANK, FSB

                   OUTSIDE DIRECTOR DEFERRED COMPENSATION PLAN

              (Amended and restated effective as of March 21, 2000)


Section 1.        PURPOSE AND EFFECTIVE DATE
                  --------------------------

                  (a) PURPOSE. The purpose of the Flushing Savings Bank, FSB Outside Director Deferred Compensation Plan (the "Plan") is to enable Flushing Savings Bank, FSB (the "Bank") to attract and retain Outside Directors of outstanding ability by allowing them to defer and accumulate Director's Fees. For purposes of this Plan, (i) "Director's Fees" means (a) the annual retainer fee for service as a trustee or director of the Bank, (b) fees for attendance at meetings of the Board of Directors (or, prior to the conversion of the Bank to a stock form of ownership, the Board of Trustees) of the Bank and of committees of the Board, and (c) site inspection fees; and (ii) "Outside Director" means a person who is not an employee of the Bank or any of its subsidiaries, and who is elected or appointed to serve as a member of the Board of Directors (or, prior to the conversion of the Bank to a stock form of ownership, the Board of Trustees) of the Bank.

                  (b) EFFECTIVE DATE. The Plan was adopted effective as of May 16, 1995, and was amended effective as of December 19, 1995. This amendment and restatement is effective as of March 21, 2000.

Section 2.        DEFERRAL OF PAYMENTS
                  --------------------

                  (a) DEFERRAL ELECTION. At any time prior to the beginning of a calendar year, an Outside Director may elect (the "Deferral Election") that all or any specified portion of the Director's Fees to be earned and paid during such calendar year shall be credited to a Director's Account maintained by the Bank on such Outside Director's behalf in lieu of payment in cash. An Outside Director shall also have the right to make a Deferral Election during the 30 days following (i) the effective date of the Plan, or (ii) the date on which an Outside Director first becomes eligible to receive Director's Fees. Any Deferral Election made pursuant to the preceding sentence shall be made with respect to all or any specified portion of the Director's Fees to be earned and paid in the remainder of the calendar year following such Deferral Election.

                  (b) EFFECT OF DEFERRAL ELECTION. Pursuant to any Deferral Election, the Bank (i) shall not pay in cash to the Outside Director the Director's Fees covered thereby, (ii) shall credit such amounts as provided in
Section 4(a), and (iii) shall make payments in accordance with the Deferral Election and Section 3.

                  (c) RENEWAL OF ELECTIONS. Once a Deferral Election has been made, it shall be automatically renewed from year to year unless the Outside Director elects to change or revoke such election. However, each Deferral
Election shall be irrevocable as to Director's Fees earned prior to the commencement of the calendar year next following any change or revocation.

Section 3.        PAYMENT OF DEFERRED AMOUNTS
                  ---------------------------

                  (a) PAYMENT COMMENCEMENT DATE. Payment of amounts deferred pursuant to a Deferral Election shall be made or shall commence on, or as soon as practicable after, the first day of the calendar quarter after the date of an Outside Director's termination from service as a director of the Bank (the "Payment Commencement Date").

                  (b) PAYMENT SCHEDULE. The Director's Account shall be paid in a lump sum on the Payment Commencement Date unless a timely election of an installment payment schedule has been made, as provided below. At any time up until 12 months before his Payment Commencement Date, an Outside Director shall have the right to elect that payment of his Director's Account be made in a number of annual installments specified by him, not to exceed a total of 5 annual installments, commencing on the Payment Commencement Date. During the period of any installment distribution, the balance of funds owed to such Outside Director shall be deemed to be invested by the Bank in accordance with the provisions set forth in Section 4(b) below. The amount of each installment shall be equal to the total value of the Director's Account ten (10) days prior to the relevant installment payment date, divided by the total number of remaining installment payments.

                  (c) DISABILITY. In the event an Outside Director suffers a Disability, the payment schedule with respect to a balance in the Director's Account may be accelerated by the Board of Directors in its sole discretion. For purposes of this Plan, "Disability" means inability to serve as a director due to medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

                  (d) DEATH. In the event of an Outside Director's death, any balance in the Director's Account (including amounts credited to such Account as specified in Section 4(b)) shall be paid to the Outside Director's beneficiary in a lump sum cash payment on, or as soon as practicable after, the first day of the calendar quarter after the date of the Outside Director's death. The Outside Director shall be entitled to designate a beneficiary and to change such beneficiary from time to time. If no beneficiary has been designated, the Outside Director's estate shall be deemed the beneficiary.

                  (e) CHANGE OF CONTROL. Notwithstanding any other provision of this Plan or any Deferral Election, immediately following a Change of Control, an Outside Director shall be paid the entire balance in his Director's Account in a cash lump sum. For purposes of this Plan, a "Change of Control" means:

                           (i) the acquisition of all or substantially all of the assets of the Bank or Flushing Financial Corporation ("FFIC") by any person or entity, or by any persons or entities acting in concert;

                           (ii) the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or FFIC or of any successor corporation shall consist of persons other than Current Members (for these purposes, a "Current Member" shall mean any member of the Board of Directors of the Bank or FFIC as of the Effective Date of the Plan and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

                           (iii) the acquisition of beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Act"), or any successor rule), of 25% or more of the total combined voting power of all classes of stock of the Bank or FFIC by any person or group deemed a person under Section 13(d)(3) of the Act; or

                           (iv) approval by the stockholders of the Bank or FFIC of an agreement providing for the merger or consolidation of the Bank or FFIC with another corporation where the stockholders of the Bank or FFIC, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Section 4.        CREDITS AND DEBITS TO DIRECTOR'S ACCOUNT
                  ----------------------------------------

                  (a) PRINCIPAL. The Bank shall create and maintain on its books a Director's Account for each Outside Director who has made a Deferral Election under Section 2(a). The Bank shall credit to such Account the amount of any Director's Fee which would have been paid to the Outside Director but which is not paid to the electing Outside Director pursuant to such Deferral Election. Such credit to the Director's Account shall be as of the date the amount would have been payable in cash if the Outside Director's Deferral Election were not in effect.

                  (b) INVESTMENT RETURN. Each Director's Account shall be deemed to be invested in one or more of the investment funds offered by Retirement System Fund, Inc. (or in such other investment funds as may be designated by the Bank from time to time), in multiples of 10%, as directed from time to time no more frequently than once each calendar quarter by the Outside Director. Directors' Accounts shall be credited at least quarterly with the earnings (or losses) on such investments.

                  (c) PAYMENTS. The Bank shall debit the Director's Account for the amount of any payment made to the Outside Director from the Director's Account.

Section 5.        UNFUNDED ARRANGEMENT
                  --------------------

                  Neither this Plan nor a Director's Account shall be funded. Rather, a Director's Account and all entries thereto shall constitute bookkeeping records only and shall not relate to any specific funds of the Bank. Payments due with respect to balances in a Director's Account shall be made from the general assets of the Bank. Notwithstanding the foregoing, the Bank shall have the right in its sole discretion to provide for the funding of payments required to be made hereunder through a trust or otherwise.

Section 6.        ADMINISTRATION AND OTHER MATTERS
                  --------------------------------

                  (a) ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Bank, who shall have full authority to interpret the Plan and make all factual determinations necessary therefor. No member of the Board of Directors shall be liable for any act done or determination made in good faith. The construction and interpretation of any provision of the Plan by the Board of Directors, and a determination by the Board of Directors of the amount of any Director's Account, shall be final and conclusive.

                  (b) AMENDMENTS. The Board of Directors may terminate, modify or amend this Plan, effective prospectively as of the first day of any calendar quarter; provided, however, that the Plan shall not be subject to termination, modification or amendment with respect to any balance of a Director's Account and rights therein, including the right to future increments pursuant to Section 4(b), unless the affected Outside Director consents.

                  (c) NON-ALIENATION. No Outside Director (or estate of an Outside Director) shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder; nor shall any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

                  (d) EXPENSES. The expenses of administering the Plan shall be borne by the Bank and shall not be charged against any Director's Account.

                  (e) WITHHOLDING. The Bank shall have the right to deduct from all payments any taxes required to be withheld with respect to such payments.

                  (f) EFFECT OF DETERMINATION. If any amounts deferred pursuant to the Plan are found in a "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) to have been includible in gross income by an Outside Director prior to payment of such amounts from his Director's Account, such amounts shall be immediately paid to such Outside Director, notwithstanding his Deferral Elections.

                  (g) EFFECT ON OTHER PLANS. All amounts which are credited to a Director's Account pursuant to Section 4(a) (but not Section 4(b)) shall, solely for purposes of calculating benefits under the Outside Director Retirement Plan of Flushing Savings Bank, FSB, be deemed to have been paid to the Outside Director on the date such amounts would have been paid absent a Deferral Election under Section 2 of this Plan.